Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PANTHER EXPEDITED SERVICES, INC.

Panther Expedited Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

I.	The original Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware under the name PTHR Holdings, Inc. on May 6, 2005 (the “Original Certificate of Incorporation”).

II.	The Original Certificate of Incorporation was amended and restated as of June 10, 2005 (the “First Amended and Restated Certificate of Incorporation”).

III.	The First Amended and Restated Certificate of Incorporation was amended and restated as of January 11, 2006 (the “Second Amended and Restated Certificate of Incorporation”).

IV.	On [ ], 2006 a certificate of amendment was filed with the Secretary of the State of Delaware amending the Second Amended and Restated Certificate of Incorporation and changing the name of the Corporation to Panther Expedited Services, Inc. (the “Certificate of Amendment”).

V.	This Third Amended and Restated Certificate of Incorporation amends and restates the Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment.

VI.	The Certificate of Incorporation upon filing of the Third Amended and Restated Certificate of Incorporation, shall read as follows:

ARTICLE I

The name of this Corporation is Panther Expedited Services, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is [     ] ([         ]) shares, consisting of: [     ] ([         ]) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and [     ] ([        ]) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which one hundred thousand (100,000) shares are designated as Cumulative Preferred Stock (the “Cumulative Preferred Stock”).

The Common Stock and Preferred Stock shall have the rights, preferences, privileges and limitations set forth below.

The whole or any part of any unissued balance of the authorized capital stock of the Corporation, including the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury, may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors of the Corporation (the “Board of Directors”) may determine.

2. Common Stock.

2.1.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock. The holders of the Common Stock have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

2.2.	Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders.

2.3.	Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation.

2.4.	Dividends. Except as otherwise provided in the By-Laws of the Corporation (the “By-Laws”), dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors.

2.5.	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive and will share ratably in all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

3. Preferred Stock. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors and hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior in rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

4. Cumulative Preferred Stock. The shares of Preferred Stock designated as Cumulative Preferred Stock shall have the following rights, preferences, privileges and limitations.

4.1	Definitions. As used in this Section 4 of Article IV, the following terms have the following definitions:

a)	“Cumulative Preferred Closing Date” shall mean June 10, 2005.

b)	“Liquidation Preference” shall mean $1,000 for each share of Cumulative Preferred Stock.

4.2	Ranking of Cumulative Preferred Stock. Except as otherwise permitted by this Section 4.2 of Article IV, the Cumulative Preferred Stock shall rank senior in right of payment to all other classes or series of capital stock of the Corporation as to dividends and upon liquidation, dissolution or winding up of the Corporation. The Corporation shall not, after the Cumulative Preferred Closing Date, without the consent of the holders of at least a majority of the then outstanding Cumulative Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue (i) any class or series of capital stock of the Corporation ranking on a parity with the Cumulative Preferred Stock (“Parity Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Parity Securities or (ii) any class or series of capital stock of the Corporation ranking senior to the Cumulative Preferred Stock (“Senior Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Securities.

4.3	Dividends on Cumulative Preferred Stock.

4.3.1	The holders of the Cumulative Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds legally available therefor, cumulative preferential dividends in respect of each such share of Cumulative Preferred Stock from the Cumulative Preferred Closing Date accruing at the rate per share of, with respect to the period from the Cumulative Preferred Closing Date to January 10, 2006, 12%, and with respect to any period from and after January 11, 2006, 14%, per annum (as the case may be, the “Applicable Rate”) of the Liquidation Preference of each share of Cumulative Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), or if any such date is not a business day, on the next succeeding business day to the holders of record as of the Dividend Payment Date. Dividends payable on the Cumulative Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis.

4.3.2

Dividends on the Cumulative Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends shall accumulate to the extent that they are not paid on the Dividend Payment Date for the quarterly period to which they relate. Accumulated unpaid dividends will accrue dividends at the

Applicable Rate, compounded quarterly on each Dividend Payment Date.

4.3.3	No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Cumulative Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding Cumulative Preferred Stock. Unless full cumulative dividends on all outstanding Cumulative Preferred Stock due for all past dividend periods shall have been declared and paid in cash, then without the consent of the holders of at least a majority of the then outstanding Cumulative Preferred Stock: (i) no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to the Cumulative Preferred Stock as to the payment of dividends or as to rights in liquidation, dissolution or winding up the affair of the Corporation (“Junior Securities”)) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for other Junior Securities) by the Corporation or any of its subsidiaries; (iv) no warrants, rights, calls or options to purchase any Junior Securities shall be directly or indirectly purchased by the Corporation or any of its subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its subsidiaries.

4.3.4	Holders of the Cumulative Preferred Stock shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of the full cumulative dividends as herein described.

4.4	Voting Rights of Cumulative Preferred Stock. Holders of record of the Cumulative Preferred Stock will have no voting rights, except as required by law or as specifically set forth in this Certificate of Incorporation.

4.5

Amendment, Supplement and Waiver of Cumulative Preferred Stock. The terms of the Cumulative Preferred Stock may be amended or supplemented by the Corporation with the consent of the holders of at least a majority of the then outstanding Cumulative Preferred Stock (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Cumulative Preferred

Stock), and any existing default or compliance with any terms of the Cumulative Preferred Stock may be waived with the consent of the holders of a majority of the then outstanding Cumulative Preferred Stock (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Cumulative Preferred Stock).

4.6	Liquidation Rights of Cumulative Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock (a “reduction or decrease in capital stock”), each holder of the Cumulative Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Cumulative Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Cumulative Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.

4.7	Payments on Cumulative Preferred Stock.

4.7.1	All amounts payable in cash with respect to the Cumulative Preferred Stock shall be payable in United States dollars at the executive office of the Corporation or, at the option of the Corporation, by check mailed to the holders of the Cumulative Preferred Stock at their respective addresses set forth in the register of holders of Cumulative Preferred Stock maintained by the Corporation or as otherwise agreed with any holder of the Cumulative Preferred Stock.

4.7.2	Any payment on the Cumulative Preferred Stock due on any day that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on such due date.

4.8	Exclusions of Other Rights for Cumulative Preferred Stock. Except as may otherwise be required by law, the shares of Cumulative Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation. The shares of Cumulative Preferred Stock shall have no preemptive or subscription rights.

ARTICLE V

The Corporation shall have a perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

ARTICLE VII

1. Management of Business and Affairs of the Corporation. Except as otherwise required by law or by this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may delegate, from time to time, any of its powers to one or more committees of the Board of Directors as provided for in the By-Laws.

2. Number of Directors. The number of directors of the Corporation shall be established, from time to time, by the Board of Directors; provided that in no event shall the total number of directors constituting the entire Board of Directors be less than three (3).

3. Classes of Directors. The Board of Directors shall be, and is, divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

4. Terms of Office of Directors. Each director shall serve for a term ending on the date of the third annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2007; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2008; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s annual meeting of stockholder’s held in 2009; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

5. Vacancies on the Board of Directors. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any director to fill a directorship created by an enlargement of the Board of Directors, the Board of Directors shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

6. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

7. Quorum for Stockholder Action. Except as otherwise provided by law or this Certificate of Incorporation, the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute quorum for the transaction of business at any meeting of the stockholders.

8. Stockholder Action by Written Consent. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities and Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

ARTICLE VIII

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the

DGCL, so amended. No amendment or repeal of this Article VIII, or adoption of any provision to this Certificate of Incorporation which is inconsistent with this Article VIII shall eliminate or reduce or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption.

ARTICLE IX

1. Indemnification. The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless, and, upon request, advance expenses to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of this Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, manager, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred (and not otherwise recovered) by such person or on behalf of such person, in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article IX, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2. Advance of Expenses. Notwithstanding any other provisions of this Certificate of Incorporation, the By-Laws, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter, but only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

3. Subsequent Amendment. No amendment, termination or repeal of this Article IX or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

4. Other Rights. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article IX.

5. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article IX with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the date of such merger or consolidation.

6. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

7. Scope of Article. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article IX, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall continue as to a person who has ceased to serve in the capacity which causes such person to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or is or was otherwise serving the Corporation against all expenses (including attorney’s fees), judgments, fines or amounts paid in settlement incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9. Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article IX in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article IX shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Certificate of Incorporation.

ARTICLE X

Except as otherwise provided in the By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware at such places as may, from time to time, be designated by the Board of Directors or in the By-laws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and, except as specified in this Certificate of Incorporation, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

ARTICLE XII

The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including without limitation: (i) the interests of the stockholders of the Corporation; (ii) whether the proposed transaction might violate federal or state laws; (iii) the consideration being offered in the proposed transaction, in relation to any of (a) the then current market price for the outstanding capital stock of the Corporation, (b) the market price for the capital stock of the Corporation over a period of years, (c) the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, (d) the premiums over market price for the securities of other corporations in similar transactions, (e) current political, economic and other factors bearing on securities prices and (f) the Corporation’s financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business. In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

ARTICLE XIII

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XIV

To the maximum extent permitted from time to time under the laws of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the Affiliates of the foregoing, other than those officers, directors, stockholders or Affiliates who are employees of this Corporation. No amendment or repeal of this Article XIV shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or Affiliate of the Corporation for or with respect to any opportunities of which such officer, director, stockholder or Affiliate becomes aware prior to such amendment or repeal. “Affiliate” shall mean, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Corporation nor any of its subsidiaries shall be deemed an Affiliate of any of the Corporation’s stockholders (and vice versa), (ii) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (iii) if such specified Person is a natural Person, any Family Member of such natural Person. “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

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IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be executed by Marc Kramer, its Vice President this      day of                     , 2006.

PTHR HOLDINGS, INC.

Name:	Marc Kramer
Title:	Vice President